Board of Directors

Micron Enviro Systems, Inc.

Vancouver, B.C.

INDEPENDENT AUDITORS’ CONSENT

As independent public accountants, we consent to the incorporation of our audit report dated March 25, 2004, on the financial statements of Micron Enviro Systems, Inc. as of  December 31, 2003 included in this Form 10-KSB, and into the Company’s previously filed Form S-8 Registration Statements No. 333-110402 and No. 333-108100.

/s/Williams & Webster, P.S.

Spokane, Washington

April 6, 2004